FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 30, 2025		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Reports Profitable Second Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”),  the U.S. based high-fidelity headphone company, has reported its results for the second quarter ended December  31, 2024.

For the three months ended December 31, 2024, net sales were $3,557,086 compared to $3,360,124 for the same three-month period in the prior year, an increase of  $196,962 or 5.9%. Net income for the second quarter ended December 31, 2024 was $94,142 compared to a net loss of $269,153 for the second quarter of the prior fiscal year.  Basic and diluted net income per common share for the second quarter of fiscal year 2025 was $0.01 compared to basic and diluted net loss per common share of $0.03 for the same three-month period one year ago.

Net sales of $6,758,954 for the six months ended December 31, 2024 were up slightly by $24,892, or 0.4%, over the sales of $6,734,062 for the comparable period in the prior year. The net loss of $325,393 for the six months ended December 31, 2024 was $201,369, favorable to the net loss of $526,762 for the same period in the prior year. Basic and diluted net loss per common share was $0.03 for the six months ended December 31, 2024 compared to basic and diluted net loss of $0.06 for the six months ended December 31, 2023.

“Sales to our two largest Export distributors played a major role in the increase in sales for the first six months of the current fiscal year. This improvement was driven by new product sales that far exceeded our expectations, surpassing prior year sales to the European market by over 100%,” Michael J. Koss, Chairman and CEO, said today. “Greater direct-to-consumer (DTC) sales and a significant custom order from a new domestic customer also contributed to the growth compared to the same six-month period in the prior year. Unfortunately, most of these gains were offset by lower sales to the Education market, e-tailers and U.S. domestic distributors.”

Koss continued, stating that “increased DTC sales and new product sales to Europe helped drive higher margins, along with favorable volumes of higher margin sales to our domestic distributors. Gross margins increased to 38.1% for the first half of our current fiscal year compared to 32.3% for the same period in the prior year. The prior year margins were also negatively impacted by the sell-through of inventory landed in at higher freight rates.”

Koss further noted, “During the first half of our fiscal year, we experienced slight increases in freight costs and anticipate further rises in the future. We will continue to monitor the supply chain and potential tariffs closely and take necessary actions to address any adverse changes.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, inflationary cost environment, supply chain disruption, the impacts of public health events, such as pandemics, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2024	2023	2024	2023
Net sales	$3,557,086	$3,360,124	$6,758,954	$6,734,062
Cost of goods sold	2,152,129	2,251,684	4,181,071	4,557,932
Gross profit	1,404,957	1,108,440	2,577,883	2,176,130

Selling, general and administrative expenses	1,546,741	1,584,523	3,356,800	3,120,802

Loss from operations	(141,784)	(476,083)	(778,917)	(944,672)

Interest income	238,686	208,809	459,044	421,668

Income (loss) before income tax provision	96,902	(267,274)	(319,873)	(523,004)

Income tax provision	2,760	1,879	5,520	3,758

Net income (loss)	$94,142	$(269,153)	$(325,393)	$(526,762)

Income (loss) per common share:
Basic	$0.01	$(0.03)	$(0.03)	$(0.06)
Diluted	$0.01	$(0.03)	$(0.03)	$(0.06)

Weighted-average number of shares:
Basic	9,355,686	9,241,208	9,332,844	9,238,002
Diluted	9,629,535	9,241,208	9,332,844	9,238,002